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                                                                   EXHIBIT 10.10


                    AMENDMENT TO HILTON HOTELS CORPORATION'S
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Supplemental Executive Retirement Plan (the "SERP") of Hilton Hotels Corporation (the "company") is hereby amended effective April 1, 1994, in the following particulars:

         1. Section 2.1 of the SERP is deleted in its entirety and there is substituted therefor the following:

         "2.1    "Vested Participant" means:

                 (a) With respect to an individual who became a participant prior to April 1, 1994, either (i) completion of five years of service with the employers; or (ii) employment with the employers at the time a Change in Control occurs, even if the participant has not then completed five years of service with the employers.

                 (b) For an individual who became a participant on or after April 1, 1994, either (i) the later of the date the participant attains age 55 while employed by the employers or the date the participant completes ten years of service with the employers; or (ii) employment with the employers at the time a Change in Control occurs, even if the participant had not then satisfied the requirements of clause (i) above."

         2. Section 2.4 of the SERP is amended by adding the following to the end of the section:

         "Earnings in any calendar year, commencing with 1994, in excess of $800,000 shall be disregarded in determining an individual's Average Earnings. This limitation shall be applied after any annualization or adjustments referred to above. This $800,000 limitation shall not be applied to earnings in any year prior to 1994."


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         3.      Section 4.2 of the SERP is deleted in its entirety and there is substituted therefor the following:

         "A Vested Participant who has completed ten years of service and who retires at or after attaining age 55 years but before attaining age 65 years will be entitled to apply to the company for a Monthly Retirement Income, reduced by one-quarter of one percent thereof for each month by which the date of his retirement precedes his 65th birthday. Such Monthly Retirement Income shall be paid if and only if the company approves such payment. If the company does not approve such payment, then such Vested Participant will be entitled to a Monthly Retirement Income payable as provided in subsection 6.3. Any termination of employment with the employers at or after age 55 for a reason other than death is a "retirement" for all purposes hereof."

         4.      The following new Section 10.13 is hereby added to the SERP:

         "10.13 Suspension of Distributions. Effective April 1, 1994, the initial distributions described in subsection 10.1, the subsequent distributions described in subsection 10.2, the guaranteed rate distributions described in subsection 10.7 and the tax gross up distributions described in Section 10.9 shall not be made unless and until there is a Change in Control. Following a Change in Control, any such distributions which were not made because of the adoption of this subsection 10.13 shall be made as soon as administratively feasible according to the provisions of this Section 10."


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